Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

AMONG

THE PROVINCE OF NOVA SCOTIA

-and-

BOWATER CANADIAN LIMITED

-and-

THE DAILY HERALD COMPANY

-and-

RESOLUTE FOREST PRODUCTS INC.

Dated December 10, 2012

TABLE OF CONTENTS

ARTICLE 1	INTERPRETATION	2

1.1	Defined Terms	2

1.2	Currency	6

1.3	Headings	6

1.4	References	6

1.5	Participation in Drafting	7

1.6	Number and Gender	7

1.7	Legislation	7

1.8	Extension to Business Day	7

1.9	Calculation of Time Periods	7

1.10	Validity of Provisions	7

ARTICLE 2	PURCHASE AND SALE OF SHARES	8

2.1	Purchase of Shares	8

2.2	Purchase Price	8

2.3	Payment of Purchase Price	8

2.4	Estimated Intercompany Loan Statement	8

2.5	Excluded Assets	9

2.6	Removal of Excluded Equipment and Excluded Inventory	9

2.7	Motors	9

2.8	Draft Intercompany Loan Statement	10

2.9	Objection Period	11

2.10	Settlement of Dispute	11

2.11	Final Intercompany Loan Statement	12

2.12	Fees and Expenses	12

2.13	Adjustments	12

2.14	Tax Returns	13

ARTICLE 3	VENDORS’ REPRESENTATIONS AND WARRANTIES	13

3.1	Bowater Canada’s Representations and Warranties	13

3.2	Daily Herald’s Representations and Warranties	14

3.3	Resolute’s Representations and Warranties	15

3.4	Vendors’ Representations and Warranties	16

ARTICLE 4	PURCHASER’S REPRESENTATIONS AND WARRANTIES	17

4.1	Purchaser’s Authority	17

4.2	Binding Obligation	17

4.3	Acknowledgement	17

ARTICLE 5	SURVIVAL, PERIODS, LIMITATIONS AND SECURITIES	17

5.1	Survival of Vendors’ Warranties	17

5.2	Survival of Purchaser’s Warranties	18

5.3	Survival of Covenants	18

5.4	Limitations on Warranty Claims	18

5.5	Letter of Credit	19

5.6	Guarantee	19

ARTICLE 6	COVENANTS	19

6.1	Delivery of Books and Records	19

6.2	Preservation of Books and Records	19

6.3	Restrictions on Operations	20

6.4	Excluded Trade Receivables	20

6.5	Transitional Services	20

6.6	Use of Names	21

6.7	Artwork	21

6.8	2012 Short-Term Incentive Plan	21

ARTICLE 7	CLOSING	21

7.1	Closing Arrangements	21

7.2	Further Assurances	21

7.3	Deliverables	22

ARTICLE 8	INDEMNIFICATION	22

8.1	Indemnity by Vendors	22

8.2	Indemnity by Bowater Canada	23

8.3	Indemnity by Purchaser	23

8.4	Provisions Relating to Indemnity Claims	24

ARTICLE 9	GENERAL PROVISIONS	27

9.1	Notices	27

9.2	Expenses of Parties	29

9.3	Brokerage and Finder’s Fees	29

9.4	Confidentiality of Information	29

9.5	Consultation	30

2

9.6	Disclosure	30

9.7	Assignment	30

9.8	Successors and Assigns	30

9.9	Third Party Beneficiaries	30

9.10	Entire Agreement	31

9.11	Waiver	31

9.12	Amendments	31

9.13	Time of Essence	31

9.14	Execution in Counterparts	31

9.15	Governing law	31

SCHEDULE 1.1.30

SCHEDULE 1.1.40

SCHEDULE 2.4

SCHEDULE 5.5

SCHEDULE 6.5

SCHEDULE 7.3(A)

SCHEDULE 7.3(B)

3

THIS SHARE PURCHASE AGREEMENT is made the 10th day of December, 2012.

AMONG:

THE PROVINCE OF NOVA SCOTIA, as represented by the Minister of the Department of Economic and Rural Development and Tourism

(the “Purchaser”)

-and-

BOWATER CANADIAN LIMITED, a body corporate, created under the laws of Canada

(“Bowater Canada”)

-and-

THE DAILY HERALD COMPANY, a body corporate, created under the laws of the State of Washington

(“Daily Herald”)

-and-

RESOLUTE FOREST PRODUCTS INC., a body corporate, created under the laws of the State of Delaware

(“Resolute”)

WHEREAS Bowater Canada and Daily Herald (collectively, the “Vendors”) own all of the issued and outstanding shares of the capital stock of Bowater Mersey Paper Company Limited, a body corporate, created under the laws of the Province of Nova Scotia (“Bowater Mersey”);

WHEREAS Bowater Mersey owns all of the issued and outstanding shares of the capital of Brooklyn Power Corporation, a body corporate, created under the laws of Canada (“Brooklyn Power” and together with Bowater Mersey, the “Companies”);

WHEREAS the Vendors have agreed to sell, and the Purchaser has agreed to purchase, all of the issued and outstanding shares of the capital stock of Bowater Mersey on the terms and subject to the conditions of this Agreement;

WHEREAS the Purchaser has agreed to acquire the Companies on an “as is, where is” basis; and

WHEREAS Resolute has agreed to guarantee the title of Bowater Canada to the Bowater Canada Shares (as herein defined);

THEREFORE in consideration of the mutual covenants and agreements herein contained and the sum of one dollar ($1.00) of lawful money of Canada and other good and valuable consideration paid by each of the parties to each of the other parties (the receipt and sufficiency of which is hereby separately acknowledged), the parties covenant, represent, warrant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms. In this Agreement the following terms and expressions will have the following meanings:

1.1.1	“Agreement” means this Share Purchase Agreement, including the attached Schedules.

1.1.2	“Agreed-upon Value” has the meaning set out in Section 2.4(d).

1.1.3	“Affiliate” of any Person means any other Person which, directly or indirectly, is controlled by or controls such Person, or any other Person with which such Person is under direct or indirect common Control of another Person.

1.1.4	“Assumed Trade Payables” means the sum of (i) all trade accounts payable, and (ii) the customers’ rebates accrual, in each case properly attributable to Bowater Mersey.

1.1.5	“Bowater Canada” has the meaning set out in the Recitals.

1.1.6	“Bowater Canada Shares” has the meaning set out in Section 2.1.

1.1.7	“Bowater Mersey” has the meaning set out in the Recitals.

1.1.8	“Brooklyn Power” has the meaning set out in the Recitals.

1.1.9	“Brooklyn Power Plant” means the cogeneration biomass generating facility located at 65 Bowater Mersey Hauling Road, Brooklyn, Nova Scotia and owned and operated by Brooklyn Power.

1.1.10	“Brooklyn Power Shares” means all of the issued and outstanding shares in the capital of Brooklyn Power, consisting of 1,000,000 common shares held by Bowater Mersey.

1.1.11	“Business” means the business respectively carried on by the Companies, which primarily involves the manufacturing of newsprint at the Paper Mill, the production of lumber products at the Sawmill, the management of the Woodlands and the production of electricity at the Brooklyn Power Plant, it being understood that (a) the Paper Mill was indefinitely idled on June 16, 2012, (b) the Sawmill stopped producing lumber products on July 13, 2012, was closed on September 28, 2012, and the Sawmill Assets were sold to Resolute FP Canada Inc. on December 7, 2012, and (c) the Companies ceased harvesting the Woodlands on June 16, 2012.

1.1.12	“Business Day” means any day other than a day which is a Saturday, Sunday or statutory holiday on which the main branch of the Canadian Imperial Bank of Commerce in Halifax, Nova Scotia or in Montreal, Quebec is not open for business.

1.1.13	“Closing” means the closing of the Transactions as at the Closing Time on the Closing Date on the basis provided for in this Agreement.

1.1.14	“Closing Date” means December 10, 2012.

1.1.15	“Closing Time” means 11:59 pm Atlantic Standard Time or Atlantic Daylight Savings Time, as applicable, in Halifax, Nova Scotia on the Closing Date or such other time on the Closing Date as the parties may agree upon.

1.1.16	“Companies” has the meaning set out in the Recitals.

1.1.17	“Confidentiality Agreement” means the Confidentiality Agreement between Bowater Mersey and the Purchaser dated June 26, 2012.

1.1.18	“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, instrument or other commitment, whether written or oral, to which any Company is bound in connection with the Business.

1.1.19	“Control” means, with respect to any corporation, the ownership of more than 50% of the voting shares of that corporation, including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing.

1.1.20	“Daily Herald” has the meaning set out in the Recitals.

1.1.21	“Daily Herald Shares” has the meaning set out in Section 2.1.

1.1.22	“Damages” means claims, demands, actions, damages, losses, costs, liabilities, fees and expenses, including legal fees on a solicitor and client basis, incidental to, arising from or in respect of any of the foregoing.

1.1.23	“Deed of Sale” means those certain agreements between Bowater Mersey and Resolute FP Canada Inc. dated December 7, 2012 relating to the transfer of the Sawmill Assets.

1.1.24	“Direct Claim” has the meaning set out in Section 8.4(f).

1.1.25	“Draft Intercompany Loan Statement” has the meaning set out in Section 2.8.

1.1.26	“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, easement, right of occupation, option, right of pre-emption, or privilege of any nature whatsoever and howsoever arising or any Contract which, in substance, secures payment or performance of an obligation.

1.1.27	“Estimated Intercompany Loan Amount” means $18,048,613, being the difference between:

(a)	the sum of (i) all Intercompany Loans, and (ii) the Assumed Trade Payables; and

(b)	the sum of (i) subject to Section 2.5, the amount of cash of the Companies, (ii) the Agreed-upon Value of the Excluded Equipment, inclusive of applicable sales taxes, (iii) the Agreed-upon Value of the Sawmill Assets, inclusive of applicable sales taxes, (iv) the gross book value of the Excluded Trade Receivables, and (v) the gross book value of the Excluded Inventory, inclusive of applicable sales taxes, minus seven million dollars ($7,000,000), all as set out in the Estimated Intercompany Loan Statement.

1.1.28	“Estimated Intercompany Loan Statement” has the meaning set out in Section 2.4.

1.1.29	“Excluded Assets” means, subject to Section 2.5, the cash of the Companies, the Excluded Trade Receivables, the Excluded Equipment and the Excluded Inventory.

1.1.30	“Excluded Equipment” means the assets of the Companies as described in Schedule 1.1.30 and, for greater certainty, excludes the Sawmill Assets.

1.1.31	“Excluded Inventory” means the inventory of Bowater Mersey consisting of finished paper product.

1.1.32	“Excluded Trade Receivables” means all trade receivables of Bowater Mersey of the types that have historically been collected by Resolute or any Affiliates thereof (other than the Companies) for and on behalf of Bowater Mersey.

1.1.33	“Final Intercompany Loan Amount” means the amount equal to the difference between:

(a)	the sum of (i) all Intercompany Loans, and (ii) the Assumed Trade Payables; and

(b)	the sum of (i) subject to Section 2.5, the amount of cash of the Companies, (ii) the Agreed–upon Value of the Excluded Equipment, inclusive of applicable sales taxes, (iii) the Agreed-upon Value of the Sawmill Assets, inclusive of applicable sales taxes, (iv) the gross book value of the Excluded Trade Receivables, and (v) the Excluded Inventory, inclusive of applicable sales taxes, minus seven million dollars ($7,000,000), all as set out in the Final Intercompany Loan Statement.

1.1.34	“Final Intercompany Loan Statement” has the meaning set out in Section 2.11.

1.1.35	“Indemnified Party” has the meaning set out in Section 8.4.

1.1.36	“Indemnifying Party” has the meaning set out in Section 8.4.

1.1.37	“Indemnity Claim” has the meaning set out in Section 8.4.

1.1.38	“Intercompany Loans” means, collectively, the intercompany loans and advances made by Bowater Canada or any Affiliate thereof to the Companies (other than any intercompany loans and advances outstanding between the Companies), before any repayments or reductions thereof contemplated hereunder.

1.1.39	“Letter of Credit” has the meaning set out in Section 5.5.

1.1.40	“Motors” means the motors as described in Schedule 1.1.40.

1.1.41	“Notice” has the meaning set out in Section 9.1.

1.1.42	“Paper Machines” means the two paper machines located at the Paper Mill as at the Closing Date.

1.1.43	“Paper Mill” means the paper manufacturing facility owned by Bowater Mersey located in Brooklyn, Nova Scotia.

1.1.44	“Pension Plans” means (a) Pension Plan for Salaried Employees of Bowater Mersey Paper Company Limited, as Amended and Restated effective as of January 1, 2009, known under registration number 0241760 at Canada Revenue Agency, (b) Pension Plan for Non-Salaried or Union Employees of Bowater Mersey Paper Company Limited, as Amended and Restated effective as of January 1, 2005, as amended effective as of January 1, 2009, known under registration number 0241752 at Canada Revenue Agency, (c) Defined Contribution Pension Plan for Salaried Employees of Bowater Mersey Paper Company Limited effective as of October 1, 2012, and (d) Supplemental Defined Benefit Plan for Employees of Bowater Mersey Paper Company Limited, as Amended and Restated effective as of December 9, 2010; including any funding obligations in respect thereto.

1.1.45	“Person” means and includes any individual, company, corporation, body corporate, joint stock company, unlimited liability company, partnership, firm, joint venture, syndicate, association, trust, government, governmental authority, regulatory body or board or commission or authority, and any other form of entity or organization and pronouns have a similar extended meaning.

1.1.46	“Purchase Price” means the aggregate amount payable by the Purchaser to the Vendors for all of the Shares, as provided in Section 2.2.

1.1.47	“Purchaser” has the meaning set out in the Recitals.

1.1.48	“Purchaser Indemnified Party” has the meaning ascribed to that term in Section 8.1.

1.1.49	“Resolute” has the meaning set out in the Recitals.

1.1.50	“Restricted Period” means the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof.

1.1.51	“Sawmill” has the meaning set out in the Deed of Sale.

1.1.52	“Sawmill Assets” has the meaning set out in the Deed of Sale.

1.1.53	“Separate Representations” has the meaning set out in Section 5.4(a).

1.1.54	“Several Representations” has the meaning set out in Section 5.4(a).

1.1.55	“Share Purchase Option Agreement” means the Share Purchase and Option Agreement between Emera Energy Inc. and Bowater Mersey dated December 10, 2012.

1.1.56	“Shares” means all of the issued and outstanding shares of the capital stock of Bowater Mersey.

1.1.57	“Tax Act” means the Income Tax Act (Canada).

1.1.58	“Tax Returns” has the meaning set out in Section 2.14.

1.1.59	“Third Party Auditors” has the meaning set out in Section 2.10.

1.1.60	“Third Party Liability” has the meaning set out in Section 8.4(b).

1.1.61	“Transactions” means the transactions provided for in, and contemplated by, this Agreement.

1.1.62	“Transitional Services Agreement” has the meaning set out in Section 6.5.

1.1.63	“Vendor Indemnified Party” has the meaning set out in Section 8.3.

1.1.64	“Vendors” has the meaning set out in the Recitals.

1.1.65	“Warranty Claim” means an Indemnity Claim based on any breach or inaccuracy of any representation or warranty contained in this Agreement.

1.1.66	“Woodlands” means all of the woodlands of Bowater Mersey in Nova Scotia.

1.2	Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada.

1.3	Headings. The division of this Agreement into Articles, Sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	References. References in this Agreement to Articles, Sections, paragraphs, subparagraphs, clauses or Schedules refer to Articles, Sections, paragraphs, subparagraphs, clauses or Schedules of this Agreement unless indicated otherwise. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, paragraph, subparagraph, clause, Schedule or other portion hereof and include and is a reference to this Agreement as it may have been, or may from time to time be, amended, restated, replaced or supplemented. The terms “includes”, “included”, and “including” mean “includes”, “included” or “including”, in each case, without limitation and are used in this Agreement to signify examples only and should not be considered in any way to be in limitation.

1.5	Participation in Drafting. Each party acknowledges that it and its legal counsel have reviewed and participated in settling the terms and conditions of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.6	Number and Gender. In this Agreement, unless there is something in the subject matter or context inconsistent therewith,

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used,

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used, and

(c)	words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.7	Legislation. Any reference in this Agreement to all or any part of any statute or regulation shall, unless otherwise expressly stated, be a reference to that statute or regulation or the relevant part thereof as amended, substituted, replaced or re-enacted from time to time.

1.8	Extension to Business Day. Where the time limited for doing anything under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall be deemed to be extended so that the thing may be done on the first following day which is a Business Day.

1.9	Calculation of Time Periods. Where in this Agreement a time period is established within which party must respond, elect or otherwise communicate with respect to a Notice, the time shall commence to run when the Notice is deemed to be received.

1.10	Validity of Provisions. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and this Agreement shall be enforceable to the fullest extent permitted by law.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1	Purchase of Shares. On the terms and subject to the conditions of this Agreement, as at the Closing Time on the Closing Date, each Vendor hereby sells, transfers and assigns to the Purchaser, and the Purchaser hereby purchases and accepts from each Vendor, all and not less than all of the Shares beneficially owned by each such Vendor as set out below, which Shares collectively represent one hundred percent (100%) of the total issued and outstanding shares of the capital stock of Bowater Mersey, consisting of the following:

(a)	Bowater Canada Shares: 1,530,000 common shares; and

(b)	Daily Herald Shares: 1,470,000 common shares.

2.2	Purchase Price. The Purchase Price payable by the Purchaser to the Vendors for the Shares is the amount of one dollar ($1.00), allocated as follows:

(a)	Bowater Canada: $0.51.

(b)	Daily Herald: $0.49.

2.3	Payment of Purchase Price. The Purchase Price will be paid by the Purchaser to the Vendors on the Closing Date.

2.4	Estimated Intercompany Loan Statement. Bowater Canada has delivered to the Purchaser the statement attached as Schedule 2.4 (the “Estimated Intercompany Loan Statement”) setting forth its good faith estimate of:

(a)	the amount owing by the Companies under the Intercompany Loans;

(b)	the amount owing by the Companies under the Assumed Trade Payables;

(c)	subject to Section 2.5, the amount of cash of the Companies;

(d)	(i) the fair market value of the Excluded Equipment, inclusive of applicable sales taxes, and (ii) the fair market value of the Sawmill Assets, inclusive of applicable sales taxes; it being understood that the values set out in the Estimated Intercompany Loan Statement for the Excluded Equipment and the Sawmill Assets have been agreed-upon by Bowater Canada and the Purchaser (in each case, an “Agreed-upon Value”) and shall not be subject to any change or dispute pursuant to Sections 2.9 and 2.10 or otherwise;

(e)	(i) the gross book value of the Excluded Trade Receivables, and (ii) the gross book value of the Excluded Inventory, inclusive of applicable sales taxes,

in each case as at the Closing Time on the Closing Date. On Closing, the Purchaser agrees to cause the Companies to repay to Bowater Canada or Affiliates thereof as designated by Bowater Canada, the Estimated Intercompany Loan Amount.

2.5	Excluded Assets. As at the Closing Time on the Closing Date, title to the Excluded Assets shall transfer to Bowater Canada or Affiliates thereof to be designated by Bowater Canada, and Bowater Canada and, if required, the Purchaser, shall cause the Companies to transfer, convey and assign the Excluded Assets to Bowater Canada or Affiliates thereof to be designated by Bowater Canada, provided that Bowater Canada and the Purchaser agree that not less than one million dollars ($1,000,000) in cash will be left in the Companies on Closing.

2.6	Removal of Excluded Equipment and Excluded Inventory. At any time prior to ninety (90) calendar days following the Closing Date, the Purchaser shall, and shall cause the Companies to, upon reasonable prior request, provide access to the premises used in connection with the Business to Bowater Canada, its representatives and contractors and permit them to remove the Excluded Equipment and the Excluded Inventory therefrom. Bowater Canada shall be solely responsible for all costs associated with the removal and transport of the Excluded Equipment and the Excluded Inventory. Further, during such ninety (90) calendar day period following the Closing Date, the Purchaser shall, and shall cause the Companies to, at the reasonable request of Bowater Canada, permit Bowater Canada, its representatives and contractors to use the Companies’ machinery and equipment (including house cranes, fork lifts and mill tools) to remove the Excluded Equipment and the Excluded Inventory from the premises used in connection with the Business and prepare the Excluded Equipment and the Excluded Inventory for shipment and provide access to any tractor trailer or other vehicle required to transport the Excluded Equipment and the Excluded Inventory off site. With respect to the premises used by Bowater Mersey, Bowater Canada shall leave such premises in a safe condition when leaving with the Excluded Equipment and the Excluded Inventory and shall not be required to undertake or fund any remediation work or repair to make good such premises, provided, however, that Bowater Canada shall make good any material damage to such premises arising from or occasioned by the negligence of Bowater Canada, its representatives or contractors performing work for the removal and transport of the Excluded Equipment and the Excluded Inventory as contemplated hereunder. No Excluded Equipment or Excluded Inventory will be removed or transported from the premises used by Brooklyn Power. In the event the Excluded Equipment and the Excluded Inventory are not removed from the premises used in connection with the Business within such ninety (90) calendar day period, the Companies shall be entitled to use, remove, convey, sell and otherwise dispose of such Excluded Equipment and, following a thirty (30) calendar days written notice from the Companies to Bowater Canada given prior to the end of the above-referred ninety (90) calendar day period, such Excluded Inventory, in each case, without any liability to Bowater Canada whatsoever.

2.7	Motors. The Purchaser agrees to cause Bowater Mersey to maintain and keep each Motor substantially in the condition it was as at the Closing Date, ordinary wear and tear excepted, for the period from the Closing Date ending on the earlier of (i) twenty-four (24) months from the Closing Date, and (ii) the date on which Bowater Canada determines not to purchase such Motor hereunder. In the event the Purchaser or Bowater Mersey determines within twenty-four (24) months from the Closing Date that a Motor is not to be used at the premises currently used in connection with the

Business, it shall notify Bowater Canada of such determination and Bowater Canada (or an Affiliate thereof to be designated by Bowater Canada) shall have the option, after having had the opportunity to inspect such Motor, to purchase such Motor for the purchase price thereof set out on Schedule 1.1.40 on an “as is, where is” basis, it being understood that Bowater Mersey shall represent and warrant that, since the Closing Time on the Closing Date, it has not transferred its rights, title and interests in and to such Motor and such Motor has not been made subject to any Encumbrances. In the event a Motor has not been maintained in accordance with this Section, Bowater Canada’s sole remedy shall be to not exercise its option to purchase such Motor hereunder. In the event Bowater Canada (or an Affiliate thereof designated by Bowater Canada) exercises its option to purchase a Motor, the Purchaser shall, and shall cause the Companies to, upon reasonable request, provide access to the premises used in connection with the Business to Bowater Canada, its representatives and contractors and permit them to remove such Motor therefrom in accordance with a working plan agreed to by Bowater Canada and the Purchaser, it being understood that with respect to the premises used in connection with the Business, Bowater Canada shall leave such premises in a safe condition when leaving with the Motors and shall not be required to undertake or fund any remediation work or repair to make good such premises, provided, however, that Bowater Canada shall make good any material damage to such premises arising from or occasioned by the negligence of Bowater Canada, its representatives or contractors performing work for the removal and transport of the Motors as contemplated hereunder. Further, the Purchaser shall, and shall cause the Companies to, at the reasonable request of Bowater Canada, permit Bowater Canada, its representatives and contractors to use the Companies’ machinery and equipment (including house cranes, fork lifts and mill tools), in each case, to the extent such machinery and equipment is readily available, to remove such Motor from the premises used in connection with the Business and prepare such Motor for shipment and provide access to any tractor trailer or other vehicle required to transport such Motor off site.

2.8	Draft Intercompany Loan Statement. As soon as is practicable, and in any event not later than ninety (90) calendar days following the Closing Date, Bowater Canada shall cause its auditors to report on and deliver to the Purchaser an updated and audited statement for purposes of adjusting the Estimated Intercompany Loan Amount (the “Draft Intercompany Loan Statement”) setting forth:

(a)	the amount owing by the Companies under the Intercompany Loans;

(b)	the amount owing by the Companies under the Assumed Trade Payables;

(c)	subject to Section 2.5, the amount of cash of the Companies;

(d)	(i) the Agreed-upon Value of the Excluded Equipment, and (ii) the Agreed-upon Value of the Sawmill Assets; and

(e)	(i) the gross book value of the Excluded Trade Receivables, and (ii) the gross book value of the Excluded Inventory, inclusive of applicable sales taxes,

in each case, as at the Closing Time on the Closing Date and in the case of paragraphs (a), (b), (c) and (e), determined in accordance with the accounting principles generally accepted in Canada for private enterprises as set out in the Canadian Institute of Chartered Accountants Handbook which are applicable for enterprises on a going-concern as at the date on which any calculation made hereunder is to be effective. Bowater Canada and the Purchaser further agree that, notwithstanding anything to the contrary in this Agreement, under no circumstances shall the aggregate of the adjustments made to the Estimated Intercompany Loan Statement exceed two million dollars ($2,000,000) more than the Estimated Intercompany Loan Amount. The Purchaser will, and will cause the Companies to, provide access to Bowater Canada and its auditors, upon every reasonable request, to the accounts, books and records and employees of the Companies, and cooperate with Bowater Canada and its auditors to the extent required for purposes of preparing the Draft Intercompany Loan Statement. The ninety (90) calendar day period for the preparation and delivery the Draft Intercompany Loan Statement will be extended for a reasonable period of time in the event that the preparation or delivery of the Draft Intercompany Loan Statement is delayed as a result of circumstances beyond the reasonable control of Bowater Canada.

2.9	Objection Period. Within thirty (30) calendar days following delivery of the Draft Intercompany Loan Statement, the Purchaser shall notify Bowater Canada if it has any objection thereto, it being understood that no objection shall be made with respect to the Agreed-upon Values. The notice of objection must state in reasonable detail the basis of each objection and the approximate amounts in dispute. The Purchaser shall be deemed to have accepted such Draft Intercompany Loan Statement if it does not notify Bowater Canada of any objection within such period of thirty (30) calendar days.

2.10	Settlement of Dispute. If the Purchaser disputes the Draft Intercompany Loan Statement in accordance with Section 2.9, then Bowater Canada and the Purchaser will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of thirty (30) calendar days after the date of the notification of such dispute, failing which the dispute may be submitted by Bowater Canada or the Purchaser for confidential final determination to KPMG LLP or if such firm is unwilling or unable to act, Ernst & Young (in any such case, the “Third Party Auditors”). Bowater Canada and the Purchaser shall use commercially reasonable efforts to cause the Third Party Auditors to complete their work within thirty (30) calendar days of their engagement. The Third Party Auditors shall allow each of Bowater Canada and the Purchaser to present its position regarding such Draft Intercompany Loan Statement, and Bowater Canada and the Purchaser shall each have the right to present additional documents, materials and other information, and make an oral presentation to the Third Party Auditors regarding the dispute. The Third Party Auditors shall consider such additional documents, materials and other information and such oral presentations. Any such other documents, materials or other information shall be copied to each party and each party shall be entitled to attend any such oral presentation, and to reply thereto. The Third Party Auditors shall act as an expert and not an arbitrator for the purposes hereof.

2.11	Final Intercompany Loan Statement. Following the period of thirty (30) calendar days referred to in Section 2.9 during which no notice of objection was given or the resolution of any dispute in accordance with Section 2.10, as the case may be, the Draft Intercompany Loan Statement shall be deemed to be delivered or amended to reflect such resolution at the end of the period of thirty (30) calendar days or the day of such resolution, as the case may be (the Draft Intercompany Loan Statement so delivered or amended, the “Final Intercompany Loan Statement”). The Final Intercompany Loan Statement shall be final and binding upon Bowater Canada and the Purchaser upon delivery thereof, including with respect to the calculation of the Final Intercompany Loan Amount (which Bowater Canada and the Purchaser acknowledge shall not be more than two million dollars ($2,000,000) than the Estimated Intercompany Loan Amount), and shall not be subject to appeal.

2.12	Fees and Expenses. Bowater Canada and the Purchaser shall each bear the fees and expenses of their respective professional advisors in preparing, reviewing or settling, the Draft Intercompany Loan Statement. In the case of a dispute and the retention of Third Party Auditors to determine such dispute, the fees and expenses of the Third Party Auditors shall be borne equally by Bowater Canada and the Purchaser. However, Bowater Canada and the Purchaser shall each bear their own fees and expenses in presenting their respective cases to the Third Party Auditors.

2.13	Adjustments. Upon delivery of the Final Intercompany Loan Statement, Bowater Canada and the Purchaser agree to the following adjustments:

(a)	Subject to paragraph (c) of this Section, in the event the Final Intercompany Loan Amount is greater than the Estimated Intercompany Loan Amount, the Purchaser shall, within five (5) Business Days after the delivery of the Final Intercompany Loan Statement, pay to Bowater Canada or Affiliates thereof to be designated by Bowater Canada, for and on behalf of the Companies, or cause the Companies to pay, an amount equal to the amount by which the Final Intercompany Loan Amount exceeds the Estimated Intercompany Loan Amount.

(b)	In the event the Estimated Intercompany Loan Amount is greater than the Final Intercompany Loan Amount, Bowater Canada shall, within five (5) Business Days after the delivery of the Final Intercompany Loan Statement, pay to the Purchaser or the Companies, as directed by the Purchaser, or cause an Affiliate of Bowater Canada to pay, an amount equal to the amount by which the Estimated Intercompany Loan Amount exceeds the Final Intercompany Loan Amount.

(c)	In the event the Final Intercompany Loan Amount is greater than the Estimated Intercompany Loan Amount by more than two million dollars ($2,000,000), the Purchaser shall, within five (5) Business Days after the delivery of the Final Intercompany Loan Statement, pay to Bowater Canada or Affiliates thereof to be designated by Bowater Canada, for and on behalf of the Companies, or cause the Companies to pay, an amount equal to two million dollars ($2,000,000), it being agreed that, in consideration of the mutual covenants and agreements herein contained, any amount in excess of two million dollars ($2,000,000) shall be forgiven by Bowater Canada.

2.14	Tax Returns. Bowater Canada shall prepare the draft income tax returns for the Companies for the fiscal year ending on the Closing Date on or before June 30, 2013 (including all related R&D tax credits) (the “Tax Returns”). Bowater Canada shall provide the draft income tax returns to the Purchaser for its review and filing. In connection therewith, the Purchaser shall, and shall cause the Companies to, (a) provide reasonable access to the books and records and the employees of the Companies to Bowater Canada and its representatives, as required to enable Bowater Canada to prepare the Tax Returns, (b) make an election pursuant to subsection 256(9) of the Tax Act and any other applicable provincial legislation in respect of the taxation year ending because of the acquisition of Control of the Companies by the Purchaser, and (c) execute and file the Tax Returns as well as any tax elections and other ancillary documents prepared by Bowater Canada.

ARTICLE 3

VENDORS’ REPRESENTATIONS AND WARRANTIES

3.1	Bowater Canada’s Representations and Warranties.

Bowater Canada represents and warrants to the Purchaser as follows, and acknowledges and confirms that the Purchaser is relying upon the accuracy of each of the following representations and warranties in connection with the completion of the Transactions hereunder:

3.1.1	Incorporation. Bowater Canada is a corporation duly incorporated and validly existing under the laws of Canada.

3.1.2	Corporate Authority. Bowater Canada has full power and authority and has taken all necessary corporate action to enter into this Agreement and to sell, assign and transfer the Bowater Canada Shares to the Purchaser in the manner contemplated in this Agreement and to perform all of Bowater Canada’s obligations under this Agreement.

3.1.3	Binding Obligation. This Agreement has been duly executed and delivered by Bowater Canada and constitutes a legal, valid and binding obligation of Bowater Canada, enforceable against Bowater Canada in accordance with its terms subject to:

(a)	bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

3.1.4

Ownership of the Bowater Canada Shares. Bowater Canada is the legal and beneficial owner and holder of record of the Bowater Canada Shares, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Bowater Canada Shares are subject to any voting trust, shareholder agreement or voting agreement. At the Closing Time on the Closing Date, all of the Bowater Canada Shares will be owned by the Purchaser as the legal and beneficial owner and holder of record, with a good and marketable title thereto.

3.1.5	No Other Purchase Agreements. Except for the Purchaser’s rights under this Agreement, no Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from Bowater Canada of any of the Bowater Canada Shares, or any rights or interest therein.

3.1.6	Compliance with Constating Documents and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to in this Agreement by Bowater Canada, and the completion of the Transactions, will not constitute or result in a violation, breach or default, or cause the acceleration of any obligations under:

(a)	any term or provision of any of the articles or by-laws of Bowater Canada; or

(b)	any term or provision of any order of any court, governmental authority or regulatory body or any law or regulation, in each case binding on or affecting Bowater Canada.

3.1.7	Bowater Canada’s Residency. Bowater Canada is not a non-resident of Canada within the meaning of the Tax Act.

3.2	Daily Herald’s Representations and Warranties.

Daily Herald represents and warrants to the Purchaser as follows, and acknowledges and confirms that the Purchaser is relying upon the accuracy of each of the following representations and warranties in connection with the completion of the Transactions hereunder:

3.2.1	Incorporation. Daily Herald is a corporation duly incorporated and validly existing under the laws of the State of Washington.

3.2.2	Corporate Authority. Daily Herald has full power and authority and has taken all necessary corporate action to enter into this Agreement and to sell, assign and transfer the Daily Herald Shares to the Purchaser in the manner contemplated in this Agreement and to perform all of Daily Herald’s obligations under this Agreement.

3.2.3	Binding Obligation. This Agreement has been duly executed and delivered by Daily Herald and constitutes a legal, valid and binding obligation of Daily Herald, enforceable against Daily Herald in accordance with its terms subject to:

(a)	bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

3.2.4	Ownership of the Daily Herald Shares. Daily Herald is the legal and beneficial owner and holder of record of the Daily Herald Shares, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Daily Herald Shares are subject to any voting trust, shareholder agreement or voting agreement. At the Closing Time on the Closing Date, all of the Daily Herald Shares will be owned by the Purchaser as the legal and beneficial owner and holder of record, with a good and marketable title thereto.

3.2.5	No Other Purchase Agreements. Except for the Purchaser’s rights under this Agreement, no Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from Daily Herald of any of the Daily Herald Shares, or any rights or interest therein.

3.2.6	Compliance with Constating Documents and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to in this Agreement by Daily Herald, and the completion of the Transactions, will not constitute or result in a violation, breach or default, or cause the acceleration of any obligations under:

(a)	any term or provision of any of the memorandum of association, articles of association, by-laws or other constating documents of Daily Herald, as applicable; or

(b)	any term or provision of any order of any court, governmental authority or regulatory body or any law or regulation, in each case binding on or affecting Daily Herald.

3.2.7	Daily Herald’s Residency. Daily Herald is a non-resident of Canada within the meaning of Tax Act.

3.3	Resolute’s Representations and Warranties.

3.3.1	Corporate Authority. Resolute has full power and authority and has taken all necessary corporate action to enter into this Agreement to guarantee the obligations of Resolute as set out in Section 5.6.

3.3.2	Binding Obligation. This Agreement has been duly executed and delivered by Resolute and constitutes a legal, valid and binding obligation of Resolute, enforceable against Resolute in accordance with its terms subject to:

(a)	bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

3.4	Vendors’ Representations and Warranties.

The Vendors represent and warrant to the Purchaser as follows, and acknowledge and confirm that the Purchaser is relying upon the accuracy of each of the following representations and warranties in connection with the completion of the Transactions hereunder:

3.4.1	Incorporation. Bowater Mersey is a company duly incorporated and validly existing under the laws of the Province of Nova Scotia.

3.4.2	Bowater Mersey’s Capital and Organizational Structure. With respect to Bowater Mersey:

(a)	the authorized capital of Bowater Mersey consists of 3,000,000 common shares without par value;

(b)	the authorized 3,000,000 common shares of Bowater Mersey have been issued as follows:

(i)	to Bowater Canada: 1,530,000 common shares; and

(ii)	to Daily Herald: 1,470,000 common shares;

(c)	the Shares are issued and outstanding as fully paid and non-assessable common shares;

(d)	there are no outstanding options, warrants or other rights to acquire the Shares or any other shares in the capital of Bowater Mersey, whether upon conversion of other securities or otherwise granted by Bowater Mersey or the Vendors;

(e)	no Person, other than the Purchaser pursuant to this Agreement and Emera Energy Inc. pursuant to the Share Purchase Option Agreement, has any agreement, or any right or privilege that may become an agreement, including convertible securities, warrants or convertible obligations of any kind or nature, for the purchase, subscription, allotment or issuance of any unissued shares in the capital of the Companies or any securities of the Companies;

(f)	neither of the Companies is a party to any contract or agreement to merge or consolidate with any other corporation, to acquire substantially all of the assets or shares of any other corporation, or to sell all or substantially all of its assets (other than the Excluded Assets, the Sawmill Assets and the Brooklyn Power Shares pursuant to Share Purchase Option Agreement);

(g)	Bowater Mersey is the legal and beneficial owner and holder of record of the Brooklyn Power Shares, with good and marketable title thereto, free and clear of all Encumbrances other than the Share Purchase Option Agreement.

ARTICLE 4

PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser hereby represents and warrants to the Vendors as follows, and acknowledges and confirms that the Vendors are relying on the accuracy of each of the following representations and warranties in connection with the completion of the Transactions hereunder:

4.1	Purchaser’s Authority. The Purchaser has good right, full power and absolute authority to enter into this Agreement and to purchase the Shares from the Vendors in the manner contemplated herein and to perform all of the Purchaser’s obligations under this Agreement.

4.2	Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject to:

(a)	bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

4.3	Acknowledgement. The Purchaser acknowledges that there are no oral or written representations and warranties, express or implied, collateral, statutory or otherwise, by the Vendors in connection with the subject matter of this Agreement, except as specifically set out in Article 3. The Purchaser has not relied and is not relying on any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, collateral, statutory or otherwise, not specifically set out in this Agreement.

ARTICLE 5

SURVIVAL, PERIODS, LIMITATIONS AND SECURITIES

5.1	Survival of Vendors’ Warranties. The representations and warranties made by the Vendors contained in this Agreement will survive the Closing and shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions:

(a)	Except as provided in paragraphs (b) and (c) of this Section, no Warranty Claim may be made or brought by any Purchaser Indemnified Party after the date which is twelve (12) months from the Closing Date.

(b)	Except as provided in paragraph (c) of this Section, no Warranty Claim which is based on or relates to a breach or inaccuracy of any representation and warranty provided in Sections 3.1.4, 3.2.4 or 3.4.2(a), may be made or brought by any Purchaser Indemnified Party after the date which is six (6) years from the Closing Date.

(c)	Any Warranty Claim which is based on intentional misrepresentation or fraud by the Vendors may be made or brought by any Purchaser Indemnified Party at any time permitted by law.

(d)	After the expiration of the periods of time referred to in paragraphs (a) and (b) of this Section, each of the Vendors will be released from all obligations and liabilities in respect of the representations and warranties made by such Vendor contained in this Agreement, except with respect to any Warranty Claims made or brought by any Purchaser Indemnified Party in writing prior to the expiration of the applicable period and subject to the rights of the Purchaser Indemnified Parties to make any Warranty Claim permitted by paragraph (c) of this Section.

5.2	Survival of Purchaser’s Warranties. The representations and warranties made by the Purchaser contained in this Agreement will survive the Closing and shall continue in full force and effect for the benefit of the Vendors and any Warranty Claim which is based thereon may be made or brought by any Vendor Indemnified Party at any time within twelve (12) months from the Closing Date, unless such Warranty Claim is based on an intentional misrepresentation or fraud by the Purchaser, in which case the Warranty Claim may be made or brought by any Vendor Indemnified Party at any time permitted by law.

5.3	Survival of Covenants. To the extent that they have not been fully performed at or prior to the Closing Time on the Closing Date, the covenants made by the parties contained in this Agreement will survive the Closing and shall continue in full force and effect for the benefit of the parties in accordance with their terms or, if without limitation of time, subject only to applicable limitation periods imposed by law.

5.4	Limitations on Warranty Claims. In connection with Warranty Claims:

(a)	The representations and warranties made by Bowater Canada contained in Section 3.1 and the representations and warranties made by Daily Herald contained in Section 3.2 and their corresponding obligations of indemnification in Section 8.1 are given separately by each Vendor with respect to itself only (the “Separate Representations”). Accordingly, the particular Vendor making the Separate Representations will be solely liable with respect to any Warranty Claim based on or related to such Separate Representations. The representations and warranties made by the Vendors contained in Section 3.4 and the corresponding obligations of indemnification in Section 8.1 are given severally by each Vendor (the “Several Representations”). Accordingly, each Vendor will be liable with respect to any Warranty Claim based on or related to such Several Representations, but only up to its respective ownership percentage of the Shares, being 51% for Bowater Canada and 49% for Daily Herald, of the Damages arising as a result of such Warranty Claim.

(b)	The amount of any Damages which may be claimed by any Indemnified Party pursuant to a Warranty Claim shall be calculated to be the Damages suffered or incurred by such Indemnified Party after taking in account any insurance proceeds available to such Indemnified Party in relation to the matter which is the subject of the Warranty Claim.

5.5	Letter of Credit. As security for the obligations of indemnification of Bowater Canada pursuant to Section 8.2, Bowater Canada agrees to provide a letter of credit in the amount of one million dollars ($1,000,000), with a term of twelve (12) months from the Closing Date, in the form attached as Schedule 5.5 (the “Letter of Credit”).

5.6	Guarantee. Resolute hereby unconditionally guarantees the accuracy of the representations and warranties provided by Bowater Canada in Sections 3.1.4 and 3.4.2(a) and the obligations of indemnification of Bowater Canada in respect thereto pursuant to Section 8.1(a). This guarantee shall remain in full force and effect for a period of six (6) years from the Closing Date and the obligations and liabilities of Resolute under this Section 5.6 shall be subject to the terms of this Agreement and shall not exceed any obligation or liability of Bowater Canada to the Purchaser hereunder. Resolute shall be entitled to all rights and defences available to Bowater Canada with respect to any obligation or liability, including the limitation set out in Section 5.4(b) of this Agreement.

ARTICLE 6

COVENANTS

6.1	Delivery of Books and Records. Bowater Canada shall:

(a)	cause the Companies to leave the books and records of and relating to the Companies and the Business that are as at the date hereof physically located at the premises used in connection with the Business at such premises; and

(b)	for a period of six (6) years from the Closing Date, or for such longer period as is required by any applicable law, upon reasonable written request, permit each of the Purchaser, the Companies and their representatives reasonable access to any books and records of and relating to the Companies and the Business that are not physically located at the premises used in connection with the Business or that are embedded in the computer systems of Bowater Canada or its Affiliates and allow them to make or obtain excerpts thereof.

The Purchaser acknowledges that any books and records disclosed to the Companies or the Purchaser pursuant to this Section 6.1 are subject to the confidentiality provisions set out in Section 9.4 of this Agreement. Further, the Purchaser acknowledges that Bowater Canada shall be entitled to redact from any books and records disclosed to the Companies or the Purchaser pursuant to this Section 6.1 any information that is not related to the Companies or the Business.

6.2	Preservation of Books and Records. Each party agrees that it will preserve the books and records of and relating to the Companies and the Business that are in its possession for a period of six (6) years from the Closing Date, or for such longer period as is required by any applicable law, and subject to Section 6.1, will permit the other parties or their representatives reasonable access thereto in connection with their affairs, but shall not be responsible or liable to the other parties for or as a result of any accidental loss or destruction of or damage to any such books or records. Further, during such period, in the event of a sale of all or a portion of the Companies and/or the Business (including any agreement with any Person who acquires Control of any Company, or acquires all or substantially all of the assets of any Company), the Purchaser shall arrange for such copies to be made of the books and records of and relating to the Companies and/or the Business that are subject to the sale to ensure the continued compliance by the Purchaser with its obligations pursuant to this Section 6.1. The Purchaser acknowledges that no such sale of all or a portion of the Companies and/or the Business (including any agreement with any Person who acquires Control of any Company, or acquires all or substantially all of the assets of any Company) shall relieve the Purchaser of its obligations hereunder. Each party acknowledges that any books and records disclosed pursuant to this Section 6.1 are subject to the confidentiality provisions set out in Section 9.4 of this Agreement.

6.3	Restrictions on Operations. During the Restricted Period, the Purchaser will not, on its own behalf or on behalf of any Person, directly or indirectly, alone or with any Person, operate, or permit any Person (including the Companies) to operate, the Paper Mill or any of the Paper Machines for the purpose of producing newsprint or printing and writing paper. Further, during the Restricted Period, the Purchaser shall include a similar restricted operations covenant in any agreement with respect to the Paper Mill or any of the Paper Machines (including any agreement with any Person who acquires Control of Bowater Mersey, or acquires all or substantially all of the assets of the Paper Mill or any of the Paper Machines) and shall give prior written notice to the Vendors of any proposed transaction involving the acquisition of the Control of Bowater Mersey, or involving the sale of all or substantially all the assets of the Paper Mill or the sale of any of the Paper Machines. The Purchaser acknowledges and agrees that (i) the covenants in this Section are reasonable and valid in all respects and it has received good and valuable consideration therefor (the receipt and sufficiency of which is hereby separately acknowledged) and irrevocably waives (and irrevocably agrees not to raise) as a defence any issue of reasonableness in any proceeding to enforce any provision of this Section, and (ii) in the event of a breach of this Section, the Vendors’ remedy in form of monetary damages may be inadequate and therefore, the Vendors shall be entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief.

6.4	Excluded Trade Receivables. All cash collected on or after the Closing Date from Excluded Trade Receivables shall belong to Resolute FP Canada Inc., and if received by any of the Companies, shall be received in trust for the benefit and the account of Resolute FP Canada Inc. and the Purchaser shall cause the Companies, on a monthly basis, to remit to Resolute FP Canada Inc. all such amounts received by or paid to any of the Companies on or after the Closing Date.

6.5	Transitional Services. On Closing, Bowater Mersey and Resolute FP Canada Inc. shall execute the transitional services agreement in the form attached as Schedule 6.5 (the “Transitional Services Agreement”).

6.6	Use of Names. The Purchaser agrees and undertakes to, and shall cause the Companies to, cease to use the names “Bowater”, “Abitibi” and “Resolute” and all associated trade-marks and logos and to effect all filings contemporaneously on the Closing Date to change the name of Bowater Mersey to a name which does not contain the word “Bowater” and does not create any confusion with the name “Bowater”. Notwithstanding the foregoing, the Purchaser and the Companies may continue to use the names “Bowater”, “Abitibi” and “Resolute” in connection with existing signage for a period of thirty (30) Business Days following the Closing Date, provided that the Purchaser shall, and shall cause the Companies to, remove all references to “Bowater”, “Abitibi” and “Resolute” in such signage as soon as reasonably practicable.

6.7	Artwork. The Purchaser agrees and undertakes to cause the Companies to donate their art collection to certain museums or other institutions to be selected by the Purchaser and to obtain recognition in favour of Resolute and The Washington Post Company for such donation.

6.8	2012 Short-Term Incentive Plan. Bowater Canada agrees and undertakes to provide to the Purchaser as soon as reasonably practicable in the month of February 2013 the corporate information for the year ending December 31, 2012 on which the incentive award payouts under the 2012 Short-Term Incentive Plan are to be based, together with a calculation of the payout amount each eligible employee (current and former) of the Companies would have been entitled to receive thereunder and the Purchaser agrees and undertakes to cause the Companies to pay to each such employee a lump sum equal to the payout amount he would have been entitled to not later than March 15, 2013.

ARTICLE 7

CLOSING

7.1	Closing Arrangements. Subject to the terms and conditions of this Agreement, the Transactions shall be closed at the offices of Cox & Palmer at 1100, 1959 Upper Water Street, Halifax, Nova Scotia or at such other place or places as may be mutually agreed on by the Vendors and the Purchaser.

7.2	Further Assurances. Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will at the reasonable request and the expense of the requesting party, execute and deliver, or cause to be executed and delivered, all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request to be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement under which such party has an obligation or any of the respective obligations intended to be created hereby.

7.3	Deliverables. On or before the Closing Date, the Purchaser shall have received the following:

(a)	resignations and mutual releases of the directors and officers of the Companies in the forms attached as Schedule 7.3(a);

(b)	a release by the Vendors in the form attached as Schedule 7.3(b);

(c)	the Share Purchase Option Agreement duly executed by Bowater Mersey;

(d)	the share certificates for the Shares duly endorsed for transfer to the Purchaser;

(e)	all other transfers, assignments and other documents reasonably required to transfer the Shares and close the Transactions;

(f)	the Transitional Services Agreement duly executed by Resolute FP Canada Inc.;

(g)	the Deed of Sale duly executed by Bowater Mersey and Resolute FP Canada Inc.; and

(h)	the Letter of Credit.

ARTICLE 8

INDEMNIFICATION

8.1	Indemnity by Vendors. Each of the Vendors hereby agrees to indemnify and save harmless the Purchaser, the Companies and their respective directors, officers and employees (each a “Purchaser Indemnified Party”), from and against any and all Damages which they may suffer or incur as a result of, in respect of or arising out of:

(a)	any breach or any inaccuracy of any representation or warranty made by such Vendor contained in this Agreement; and

(b)	any breach or non-performance by such Vendor of any covenant to be performed by it that is contained in this Agreement,

provided, however, that the obligations of indemnification by the Vendors pursuant to this Section 8.1 will be subject to:

(i)	the limitations referred to in Section 5.1 with respect to the survival of the representations and warranties made by the Vendors;

(ii)	the limitations referred to in Section 5.3 with respect to the survival of the covenants made by the Vendors;

(iii)	the limitations referred to in Section 5.4;

(iv)	the provisions of Section 8.4; and

will not apply to the extent that the Damages suffered or incurred by any Purchaser Indemnified Party are as a result of or arise out of any breach or inaccuracy of any representation or warranty made by the Purchaser contained in this Agreement or any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement.

8.2	Indemnity by Bowater Canada. Bowater Canada hereby agrees, for a term of twelve (12) months from the Closing Date, to indemnify and save harmless the Purchaser Indemnified Parties, from and against any and all Damages (other than any cost and expense incurred or suffered by any Purchaser Indemnified Party in the settlement or defence of any claims or the conduct of any legal, administrative or other proceedings) up to an aggregate maximum amount of one million dollars ($1,000,000), which they may suffer or incur as a result of, in respect of or arising out of any severance claims from any employees terminated by the Companies between June 16, 2012 and the Closing Date, provided, however that the obligations of indemnification of Bowater Canada pursuant to this Section 8.2 will be subject to:

(i)	the limitations referred to in Section 5.3 with respect to the survival of the covenant made by Bowater Canada pursuant to this Section 8.2;

(ii)	the provisions of Section 8.4; and

will not apply to the extent that the Damages suffered or incurred by any Purchaser Indemnified Party are as a result of or arise out of any breach or inaccuracy of any representation or warranty made by the Purchaser contained in this Agreement or any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement.

8.3	Indemnity by Purchaser. Except as expressly provided herein, the Vendors shall not be liable in any manner for the obligations and liabilities of the Companies. In addition to the foregoing, the Purchaser hereby agrees to indemnify and save harmless the Vendors, their Affiliates and their respective current or former directors, officers and employees (including their respective current or former nominees on the board of directors of the Companies) (each a “Vendor Indemnified Party”), from and against any and all Damages which they may suffer or incur as a result of, in respect of or arising out of:

(a)	any pre-Closing event, occurrence, condition, liability or obligation of any of the Companies pertaining to the following:

(i)	any liabilities or obligations in respect of pollution, contamination or other environmental matters related to the Companies, the operation of the Business and the real properties of the Companies;

(ii)	except as expressly provided in Section 8.2, any liabilities or obligations in respect of any severance or benefits due and payable to the employees of the Companies (including any former employees of the Companies);

(iii)	any liabilities or obligations in respect of the Pension Plans; and

(iv)	any Intercompany Loans not repaid by the Companies in accordance with the terms and conditions of this Agreement;

(b)	any post-Closing event, occurrence, condition, liability or obligation of any of the Companies;

(c)	the Share Purchase Option Agreement (including the execution, delivery and performance thereof by Bowater Mersey);

(d)	any breach or any inaccuracy of any representation or warranty made by the Purchaser contained in this Agreement; and

(e)	any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement,

provided, however, that the amount of Damages which may be claimed by any Vendor Indemnified Party pursuant to this Section 8.3 will be subject to:

(i)	the limitations referred to in Section 5.2 with respect to the survival of the representations and warranties made by the Purchaser;

(ii)	the limitations referred to in Section 5.3 with respect to the survival of the covenants made by the Purchaser;

(iii)	the limitations referred to in Sections 5.4(b);

(iv)	the provisions of Section 8.4; and

will not apply to the extent that the Damages suffered or incurred by any Vendor Indemnified Party are as a result of or arise out of any breach or inaccuracy of any representation or warranty made by either of the Vendors contained in this Agreement or any breach or non-performance by either of the Vendors of any covenant to be performed by it that is contained in this Agreement.

8.4	Provisions Relating to Indemnity Claims. The following provisions will apply to any claim by any Purchaser Indemnified Party or Vendor Indemnified Party (each an “Indemnified Party”) for indemnification by the Vendors or the Purchaser, as applicable, (each an “Indemnifying Party”) pursuant to this Article 8 (each an “Indemnity Claim”).

(a)	Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Indemnified Party will provide to the Indemnifying Party written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances.

(b)	If an Indemnity Claim relates to an alleged liability of an Indemnified Party to any other Person (a “Third Party Liability”), including any governmental authority or regulatory body or any taxing authority, which is of a nature such that the Indemnified Party is required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or amount of the alleged liability can be implemented or completed, then the Indemnified Party may, notwithstanding the provisions of paragraphs (c) and (d) of this Section, make such payment and forthwith demand reimbursement for such payment from the Indemnifying Party in accordance with this Agreement; provided that, if the alleged Third Party Liability as finally determined on completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Indemnifying Party in respect of the related Indemnity Claim, then the Indemnified Party shall forthwith following the final determination pay to the Indemnifying Party the amount by which the amount of the Third Party Liability as finally determined is less than the amount which is so paid by the Indemnifying Party.

(c)	The Indemnified Party shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to assert an Indemnity Claim, except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Indemnified Party determines in good faith that there is a reasonable probability that such Third Party Liability may materially and adversely affect the assets, liabilities, operations, affairs and financial conditions of the Business or the Indemnified Party, in which case the Indemnified Party shall have the right, after notifying the Indemnifying Party and provided that the Indemnified Party receives, as part of the settlement and compromise, a legally binding and enforceable unconditional release, to negotiate, settle, compromise or pay such Third Party Liability without prejudice to its rights of indemnification hereunder.

(d)	With respect to any Third Party Liability, provided the Indemnifying Party first acknowledges in writing that it will indemnify and save harmless the Indemnified Party to the extent it is liable with respect thereof hereunder, then, in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

(i)

except as contemplated by subparagraph (iv) of this Section, the Indemnifying Party will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings upon giving written notice to the Indemnified Party within no more than 15 (fifteen) Business Days of the receipt of the notice of the Indemnity Claim as provided in paragraph (a) of this Section (or sooner if the nature of the alleged Third Party Liability so requires and if so specified in the said notice), but the Indemnified Party shall have the right and shall be given the opportunity to participate in the defence of the Third Party

Liability at its own cost and expense, to consult with the Indemnifying Party in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party;

(ii)	the Indemnifying Party will co-operate with the Indemnified Party in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the Indemnified Party at all reasonable times to discuss the Third Party Liability and the progress of the litigation relating thereto;

(iii)	the Indemnified Party will use its commercially reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and participating in the defence of the Third Party Liability and will, at the request of the Indemnifying Party, make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party reasonably required by the Indemnifying Party for its use in defending the Third Party Liability; and

(iv)	notwithstanding subparagraphs (i), (ii) and (iii) of this Section, the Indemnifying Party will not settle the Third Party Liability, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Indemnifying Party determines in good faith that there is a reasonable probability that such Third Party Liability may materially and adversely affect the assets, liabilities, operations, affairs and financial conditions of the Business or the Indemnifying Party and provided that the Indemnifying Party receives, as part of the settlement, a legally binding and enforceable unconditional release.

(e)	If, with respect to any Third Party Liability, the Indemnifying Party fails to give notice of its intention to assume carriage of the compromise or settlement of such Third Party Liability and the conduct of any related legal, administrative or other proceedings in accordance with paragraph (d) of this Section or does not acknowledge in writing that it will indemnify and save harmless the Indemnified Party to the extent it is liable with respect thereof hereunder or declines to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:

(i)	the Indemnified Party, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Indemnified Party, acting in good faith, considers advisable; and

(ii)	any cost, damage or expense incurred or suffered by the Indemnified Party in the settlement or defence of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Damages claimed.

(f)	With respect to any Indemnity Claim that does not involve a claim by a third party (each a “Direct Claim”), the following provisions shall apply. Following receipt of the notice of the Direct Claim as provided in paragraph (a) of this Section, the Indemnifying Party shall have thirty (30) Business Days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information as the Indemnifying Party may reasonably request. If the parties agree at or prior to the expiration of such thirty (30) Business Day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Direct Claim, and in the absence of agreement within such time, the dispute shall be determined by any court of competent jurisdiction.

(g)	Nothing in this Agreement in any way restricts or limits the general obligation at law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach or inaccuracy of any representation or warranty or the breach or non-performance of any covenant of an Indemnifying Party under this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1	Notices. Any notice, designation, communication, request, demand or other document (each a “Notice”), required or permitted to be given or sent or delivered hereunder to any party shall be in writing and shall be sufficiently given or sent or delivered if it is:

(a)	delivered personally or by courier to the address of the party as herein specified or delivered personally to an officer or director of such party,

(b)	sent to the party entitled to receive it by registered mail, postage prepaid, mailed in Canada, or

(c)	sent by facsimile or e-mail.

Notices shall be sent to the following addresses, facsimile numbers or e-mails:

(i)	in the case of the Vendors and Resolute:

Bowater Canadian Limited

c/o Resolute Forest Products

111 Duke Street

Suite 5000

Montreal, Quebec H3C 2M1

Attention: Senior Vice-President, Corporate Affairs

                  and Chief Legal Officer

Fax: (514) 394-3644

E-mail: jacques.vachon@resolutefp.com

The Daily Herald Company

c/o The Washington Post Company

1150 15th Street, N.W.

Washington, DC 20071

Attention: Veronica Dillon, Senior Vice President, General Counsel and Secretary

Fax: (202) 334-1031

E-mail: dillonv@washpost.com

(ii)	in the case of the Purchaser:

The Province of Nova Scotia

c/o Department of Justice

4th Floor, 5151 Terminal Road

PO Box 7

Halifax, NS B3J 2L6

Attention: John Traves, Q.C.

Fax: (902) 424-4556

E-mail: travesjw@gov.ns.ca

or to such other address, facsimile number or e-mail as the party entitled to or receiving such Notice, shall, by a written notice given in accordance with this section, have communicated to the party giving or sending or delivering such Notice.

Any Notice given or sent or delivered as aforesaid shall:

(a)	if delivered by courier or personally delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)

if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fourth (4th) Business Day following the date of mailing, unless at any time between the date of mailing and the fourth (4th) Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mails, allowing for such discontinuance or interruption of regular postal service; and

(c)	if sent by facsimile or e-mail before 5:00 pm Atlantic Standard Time or Atlantic Daylight Savings Time, as applicable, in Halifax, Nova Scotia on any Business Day, be deemed to have been given, sent, delivered and received on that date otherwise if a Notice is sent by facsimile or e-mail, it shall be deemed to have been given, sent, delivered and received at 9:00 am Atlantic Standard Time or Atlantic Savings Time, as applicable in Halifax, on the next Business Day.

9.2	Expenses of Parties. Each of the parties shall bear all expenses incurred by it in connection with this Agreement, including the charges of their respective counsel, accountants, financial advisors and agents, brokers or finders.

9.3	Brokerage and Finder’s Fees. The Vendors agree to indemnify the Purchaser and hold it harmless in respect of any claim for brokerage or other commissions relative to this Agreement or the Transactions which is caused by actions of a Vendor or any of its Affiliates. The Purchaser agrees to indemnify the Vendors and hold them harmless in respect of any claim for brokerage or other commissions relative to this Agreement or to the Transactions which is caused by actions of the Purchaser or any of its Affiliates.

9.4	Confidentiality of Information.

(a)	Each of the Vendors will keep confidential all information obtained by it or in its possession relating to the Transactions and all information relating to the Business (including any information obtained post-Closing in connection with the Transitional Services Agreement), except such information which (a) is generally available to the public, other than as a result of a disclosure by the Vendors, or (b) is made available to a Vendor on a non-confidential basis from a source other than the Companies or the Purchaser or its representatives.

(b)	The Purchaser shall, and shall cause each of the Companies to, keep confidential all information obtained by it or in its possession relating to the Paper Mill, the Excluded Assets or the Sawmill Assets, the Vendors and their respective Affiliates and businesses (including any information obtained post-Closing in connection with the Transitional Services Agreement), except such information which (a) is generally available to the public, other than as a result of a disclosure by the Purchaser or the Companies, or (b) is made available to the Purchaser or a Company on a non-confidential basis from a source other than the Vendors, the Companies or their representatives.

(c)	Notwithstanding the foregoing provisions of this Section, the obligation to maintain the confidentiality of information will not apply to the extent that disclosure of such information is required by any applicable law, order of a court of competent jurisdiction or regulatory or stock exchange requirement. However, prior to making such a disclosure, a party must advise the other parties of the requirement, cooperate with the other parties in limiting the extent of the disclosure, and provide the other parties with a reasonable opportunity to obtain a protective order or other remedy in order to preserve the confidentiality of the information required to be disclosed.

(d)	The parties acknowledge that the Purchaser and, following closing, the Companies, as Crown corporations shall be subject to the Freedom of Information and Protection of Privacy Act (Nova Scotia).

9.5	Consultation. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transactions and, except as required by any applicable law, order of a court of competent jurisdiction or any regulatory or stock exchange requirement, neither the Vendors nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

9.6	Disclosure. Prior to any public announcement of the Transactions pursuant to Section 9.5, no party shall disclose this Agreement or any aspect of the Transactions except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with the Transactions and counsel to such institution, or as may be required by any applicable law, or order of a court of competent jurisdiction or any regulatory or stock exchange requirement.

9.7	Assignment. The rights and obligations of each party hereunder shall not be assignable without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

9.8	Successors and Assigns. This Agreement shall be binding on and enure to the benefit of the parties and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer on any Person, other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9	Third Party Beneficiaries. Except as otherwise provided in Sections 8.1, 8.2 and 8.3, the parties intend that this Agreement will not benefit or create any right, stipulation for the benefit of, or cause of action in favour of, any Person, other than the parties and their respective successors and permitted assigns. Except for the Vendor Indemnified Parties and the Purchaser Indemnified Parties as provided in Sections 8.1, 8.2 and 8.3, no Person, other than the parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

9.10	Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject-matter hereof, including the letter of intent dated July 30, 2012 by the Purchaser and accepted by Resolute and The Washington Post Company on August 1, 2012, as amended from time to time. Except for the limited representations and warranties contained in Articles 3 and 4, none of the parties shall be bound by any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement. The parties further acknowledge and agree that, in entering into this Agreement, they have not in any way relied, and will not in any way rely, on any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement.

9.11	Waiver. Any party which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

9.12	Amendments. No amendment or variation of the provisions of this Agreement shall be effective or binding upon the parties unless it is set forth in writing and is duly executed by each of the parties by their respective proper officers or authorized representatives.

9.13	Time of Essence. Time shall be of the essence of this Agreement.

9.14	Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same document. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering an executed counterpart of the signature page to this Agreement by facsimile or other electronic means to any other party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

9.15	Governing law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Province of Nova Scotia, and the federal laws of Canada applicable therein.

[Signature page to follow]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

THE PROVINCE OF NOVA SCOTIA, as represented by the MINISTER OF THE DEPARTMENT OF ECONOMIC AND RURAL DEVELOPMENT AND TOURISM

/s/ Twila Avent	/s/ Percy A. Paris
Witness	The Honourable Percy A. Paris, Minister of Economic and Rural Development and Tourism

BOWATER CANADIAN LIMITED

/s/ Jacques P. Vachon		By:	/s/ Richard Garneau
Witness		Richard Garneau
President

THE DAILY HERALD COMPANY

/s/ Nicole Maddrey	By:	/s/ Wallace Cooney
Witness			Wallace Cooney

RESOLUTE FOREST PRODUCTS INC.

/s/ Jacques P. Vachon	By:	/s/ Richard Garneau
Witness	Richard Garneau
President

SCHEDULES

SCHEDULE 1.1.30 – EXCLUDED EQUIPMENT

SCHEDULE 1.1.40 – MOTORS

SCHEDULE 2.4 – ESTIMATED INTERCOMPANY LOAN STATEMENT

SCHEDULE 5.5 – LETTER OF CREDIT

SCHEDULE 6.5 – TRANSITIONAL SERVICES AGREEMENT

SCHEDULE 7.3(A) – DIRECTOR AND OFFICER RESIGNATIONS AND RELEASES

SCHEDULE 7.3(B) – VENDOR’S RELEASE

***Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies thereof to the Securities and Exchange Commission upon request.***